Exhibit 99.1

CORPORATE PARTICIPANTS

Steven Nielsen Dycom Industries, Inc. - President, CEO
Rick Vilsoet Dycom Industries, Inc. - VP, General Counsel
Drew DeFerrari Dycom Industries, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Saagar Parikh KeyBanc Capital Markets - Analyst
Victor Chu Raymond James & Associates - Analyst
Adam Thalhimer BB&T Capital Markets - Analyst
John Rogers D.A. Davidson & Co. - Analyst
Noelle Dilts Stifel Nicolaus - Analyst
Alex Rygiel FBR & Co. - Analyst
Christian Schwab Craig-Hallum Capital Group - Analyst
Alan Mitrani Sylvan Lake Asset Management - Analyst

PRESENTATION

Operator
Ladies and gentlemen, thank you for standing by. Welcome to the Dycom results conference call. For the conference, all participants are in a listen-only mode. There will be an opportunity for your questions, instructions will be given at that time. (Operator Instructions). I'll turn the conference now over to your host, Mr. Steven Nielsen. Please go ahead.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Thank you John. Good morning everyone I’d like to thank you for attending this conference call to review our second quarter fiscal 2014 Dycom results.
During the call we will be referring to a slide presentation which can be found on our website www.dycomind.com under the heading Events. Relevant slides will be identified by number throughout our presentation.
Going to slide two. Today we have on the call Drew DeFerrari, our Chief Financial Officer, and Rick Vilsoet, our General Counsel.
Now I will turn the call over to Rick.

Rick Vilsoet - Dycom Industries, Inc. - VP, General Counsel
Thank you Steve. Referring to slide three, except for historical information, the statements made by Company management during this call may be forward-looking and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
These forward-looking statements including those related to the Company's outlook, are based on management's current expectations, estimates and projections, and involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company's Annual Report on Form 10-K for the year ended July 27, 2013, and other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements. Steve.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Thanks Rick. Now moving to slide four, and a review of our second quarter results.
As you review these results, please note that we have included Adjusted EBITDA, certain revenue amounts excluding revenues from acquired subsidiaries and storm restoration services, certain expense amounts excluding acquisition related costs and write-off of deferred financing costs, and adjusted earnings per share, all of which are Non-GAAP financial measures, to our release and comments. See slides 13 through 16 for a reconciliation of the Non-GAAP measures to the GAAP measures in the slide presentation provided for this call.
As we stated in our pre-release of February 10, results for second quarter were sharply impacted by adverse weather. Revenue for the quarter increased year-over-year to $390.5 million, an increase of 5.7%. After excluding revenues from acquired subsidiaries from this quarter and the year ago quarter and $16.7 million of storm restoration services in the year ago quarter, revenue grew 0.9% organically. Gross margins declined 219 basis points year over year reflecting major snowfalls and extremely cold temperatures, which reduced the number of available work days and negatively impacted productivity. Including integration costs of approximately $700,000, general and administrative expenses, after excluding prior year acquisition costs, increased 94 basis points year-over-year as a percentage of revenue, reflecting under absorption of expenses as a result of weather-impacted revenues.
All of these factors produced Adjusted EBITDA of $28.2 million for the second quarter or 7.2% of revenue and a net loss of $0.09 per share for the second quarter, compared to a Non-GAAP net income of $0.15 per share in the year ago quarter. Operating cash flow was strong in the quarter at $86.6 million with cash and availability under our current credit facility totaling $215.6 million. During the quarter, we repurchased 360,900 of our own shares at an average price of $27.71 per share. Overall, despite adverse weather, industry trends were solid.
Going to slide five. During the quarter, we experienced the effects of an industry environment which we believe continued to improve. AT&T was our largest customer at 18.7% of total revenue or $73.2 million. AT&T grew 38.5% organically year-over-year. Revenue from CenturyLink was $56.4 million or 14.4% of revenue. CenturyLink was our second largest customer. Revenue from Comcast was $47 million or 12% of revenue. Comcast was our third largest customer and grew organically 12.3%. Verizon was Dycom's fourth largest customer for the quarter at 8.3% of revenue or $32.4 million. Revenue from Time Warner Cable was $23.3 million or 6% of revenue. Time Warner was our fifth largest customer, and grew organically 23.2%.
Altogether, our revenue grew 0.9% after excluding revenues from acquired subsidiaries in the current and prior quarter as well as storms. This represents our 12th consecutive quarter of organic growth. Our top five customers combined produced 59.5% of revenue, growing 11% organically, while all other customers decreased 13.6%. Of note, organic revenue excluding projects funded in part by the American Recovery and Reinvestment Act of 2009, grew 4.6%.
Now moving to slide six. Backlog at the end of the second quarter was $2.147 billion vs. $1.996 billion at the end of the first quarter, an increase of approximately $151 million. Of this backlog, approximately $1.193 billion is expected to be completed in the next 12 months. Both backlog calculations reflect solid performance as we continue to book new work, renew existing work, and anticipate substantial future opportunities. For CenturyLink, we renewed three-year construction and maintenance services agreements for New Jersey, Virginia, Tennessee, and North Carolina. With AT&T we renewed construction and maintenance services agreements in Alabama and Georgia for three years. For Comcast we renewed construction and maintenance services agreements in Michigan, Massachusetts, Connecticut, New Jersey, Pennsylvania, Maryland, and Virginia. From Questar we received a three-year extension to our construction services agreement in Utah. For Duke Energy we secured a new three-year construction services agreement in South Carolina. And finally, we secured rural broadband projects in a number of states including Nebraska, Wisconsin, Tennessee, North Carolina, and Georgia. Headcount decreased during the quarter to 10,410, primarily reflecting seasonal patterns.
Now I will turn the call over to Drew for his financial review and outlook.

Drew DeFerrari - Dycom Industries, Inc. - CFO
Thanks Steve and good morning everyone. As a reminder, in today's conference call materials there is disclosure of certain Non-GAAP measures, including items such as organic revenue growth, Adjusted EBITDA, and Non-GAAP EPS. In the materials, we have provided a reconciliation of these Non-GAAP measures to the comparable GAAP measures.
Going to slide seven. Contract revenues for Q2 of 2014 were $390.5 million including revenue from acquired subsidiaries of $111.5 million. Adverse weather during the latter part of the fiscal quarter sharply impacted our results. Adjusted EBITDA of $28.2 million was down compared to $37.2 million in Q2-13. We incurred a loss per share for the current quarter of $0.09 per share compared to Non-GAAP Net Income of $0.15 per diluted share in Q2 of '13.
Turning to slide eight. As a reminder, the Q2-13 amounts included only eight weeks of results for those businesses we acquired in December of 2012. The Q2-14 amounts include a full quarter of results for all of the acquired subsidiaries. So as you review the results, please note that there are several variances due to our increased scale. On an organic basis, revenue grew 0.9% from increases with several key customers, including wireless and cable operators. Growth was partially offset with declines in services for rural customers and due to the impact of adverse weather. G&A, depreciation, and interest were all up year-over-year as the businesses acquired in fiscal 2013 were included for a full period this year. Gross margins, EBITDA, and Net Loss were all impacted by the extreme weather conditions experienced during Q2 this year.
Turning to slide nine. Our balance sheet remains strong and we increased liquidity to $215.6 million during the quarter. Operating cash flows were solid at approximately $86.6 million even after making our semi-annual interest payment of almost $10 million on our Notes, and after making required estimated tax payments near $21 million during the quarter. Capital expenditures, net of disposals, were $16.5 million and gross CapEx was approximately $19 million. On our Senior Credit Facility, we paid down $58.6 million during Q2 and ended the quarter with $26 million of revolver borrowings and $118.8 million of Term Loan borrowings outstanding. During Q2, we repurchased 360,900 shares at an average price of $27.71 for $10 million. At the end of Q2 2014, we had approximately 33.8 million shares of common stock outstanding.
Now going to slide 10. As we look ahead to the third quarter of fiscal 2014, we anticipate revenues which range from $415 million to $435 million and reflect the impacts of adverse weather conditions experienced during the first fiscal month of the quarter that began on January 26, 2014. Gross margin percent seasonally impacted, but expected to expand from the Q3-13 results. Total G&A expenses which reflect increased scale and are expected to include stock-based compensation of approximately $3.2 million. Depreciation and amortization is expected to range from $22.3 to $22.8 million, including amortization expense of $4.1 million in Q3-14. Interest expense is expected at $6.6 million. Other income from asset sales is expected near $3 million. Taxes are expected to continue near a 40% effective rate. The applicable factors are expected to generate an Adjusted EBITDA margin percentage which is essentially in line with the Q3-2013 result, and earnings per share which are currently expected to range from $0.19 to $0.26 per share. We expect approximately 34.7 million diluted shares during Q3-14, with shares gradually increasing in subsequent quarters reflecting the future vesting and value of employee equity awards.
Now going to slide 11. As we look to Q4 of 2014, we have included our outlook with a focus on those factors which most impact earnings per share on a quarterly basis, revenue and margins. Our expectations currently reflect the following. Low single-digit total revenue growth as a result of continued wireline improvements by a key customer, cable construction which strengthens, and services to wireless carriers which remain robust. Gross margins which expand year-over-year from an improving mix of customer growth opportunities. G&A which reflects increased scale and includes non-cash compensation of approximately $3.2 million. EBITDA margin percentage which slightly expands year-over-year from margin improvement with greater operating efficiencies accompanying revenue growth. Other factors influencing results include depreciation and amortization which ranges from $22.3 to $22.8 million. Interest expense which declines to $6.5 million, and other income from asset sales in line with the Q4-13 amount.
Now I will turn the call back to Steve.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Thanks Drew. Moving to slide 12. Within an improving economy, we experienced the effects of a solid industry environment and capitalized on our significant strengths. First and foremost, we maintained solid customer relationships throughout our markets. We continued to win projects and extend contracts at attractive pricing. Secondly, the strength of those relationships and the extensive market presence they have created has allowed us to be at the forefront of evolving industry opportunities. The end market drivers of these opportunities remain firm and are strengthening. Telephone companies are deploying fiber-to-the-home and fiber-to-the-node technologies to enable video offerings and in some instances, 1-gigabit high-speed connections. These deployments are accelerating and impacting our business. Some of those telephone companies deploying fiber-to-the-node are expanding fiber-to-the-home trials while others have initiated larger deployments.
Cable operators are continuing to deploy fiber to small and medium businesses with an increasing urgency. Some are doing so in anticipation of the customer sales process. In one instance, a cable operator has indicated that it is exploring combining some fiber-to-the-home deployments with its fiber-to-the-business initiatives. Overall, cable capital expenditures are expanding.
Wireless carriers are upgrading to 4G technologies creating meaningful growth opportunities in the near to intermediate term, as well as planning to increase macro cell density. Industry participants continue to aggressively extend fiber networks for wireless backhaul services. These services are now planned for small cells, as well as macro cells. Limited pilot surveys for initial small cell deployments are underway. Dramatically increasing wireless data traffic may prompt further wireline deployments.
As we look out over the intermediate term, we are increasingly encouraged that these current end market drivers are clear signals of an emerging industry wide consensus that network bandwidth, both wireline and wireless, needs to increase dramatically in response to consumer demand and competitive realities. We are encouraged that we have already seen some limited impacts of this emerging consensus on our business. Previous periods in which industry consensus has changed sharply, such as dial up to broadband, broadband to fiber deep or fiber-to-the-home, and cellular voice to wireless data, have been accompanied by significant growth opportunities for us. We are hopeful that this looming transition may be as or more rewarding than previous industry consensus transitions given our scale, market position, and capital structure. Among service providers of our size or larger, we believe we are uniquely positioned, managed and capitalized to meaningfully experience an improving industry environment to the benefit of our shareholders.

We remain encouraged that our major customers possess significant financial strength and are initiating or remain committed to multi-year capital spending initiatives which in some cases are meaningfully accelerating. We remain confident in our strategies, the prospects for our company, the capabilities of our dedicated employees, and the experience of our management team who have grown our business and capitalization many times before. Now John, we will open the call for questions.

QUESTION AND ANSWER

Operator
Certainly. (Operator Instructions).
First we'll go to the line of Saagar Parikh with KeyBanc Capital Markets.

Saagar Parikh - KeyBanc Capital Markets - Analyst
Hi, thank you. Good quarter. With all of the issues with the weather. First off, wanted to get some color. You guys mentioned, you went through all of your different end market opportunities. I know last week, Google announced that they're going to be expanding their Google fiber network to 34 cities. Steve, could you just, I don't know how much detail you can go into it, but from what you can at any level, just give us an idea of what you think the market size could be for you guys, and the opportunities there?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
So I think there's a couple of things that are important to note about the Google announcement last week. Number one, it’s really nine DMAs that they talked about, so the 34 cities are clustered in nine geographic regions across the country. What's important to note is that those are fairly widely dispersed. Everything from the East Coast through the middle part of the country on to the West Coast. And in eight of those nine DMAs, we're actually working for an incumbent provider, cable or telephone company or in some instances, both. It shows the breadth of our coverage of the industry that it matches well with what Google has announced.

I think the other thing that's important to note is that it is supportive of our view that kind of this consensus around a 1-gigabit connection being kind of the standard, or what people aspire to in the near term, I think is clearly evident. In fact, I think they also talked in their announcement, that they may even be thinking about a 10-gigabit product down the road, so clearly shows that demand for bandwidth is something that they feel is going to be sustained. And in terms of the opportunity for us, I mean we really don't have any specific comments, other than to say that clearly in the past when a consensus has changed around what competitive bandwidth needs to be provided, that there are tremendous opportunities for the Company.

Saagar Parikh - KeyBanc Capital Markets - Analyst
And then could you guys tell us if you've done any work for Google yet in Austin, Kansas City, or in Utah?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
We're not going to comment in any specific way of whether we've worked for them or not at this point.

Saagar Parikh - KeyBanc Capital Markets - Analyst
Okay. No worries. And then lastly, on your capital allocation, you did $10 million in buybacks in the quarter. Paid down $59 million in debt. Can you just give us an idea of how you're thinking about your capital and your cash going forward?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Sure. So we continue to have some acquisition opportunities that we're looking at. I think it’s always going to be a case of looking at first what we need to support organic growth. To the extent that we see large projects coming down the path, we want to make sure that we have a good balance sheet and we do. And adequate financial capability to tackle anything that comes along. I think then we'll look at acquisitions that expand our footprint and relationships versus share repurchases based on valuation. It’s an art, not a science. But we want to make sure that we make the Company not only bigger but better, and part of better is making sure we have the right capital allocations.

Saagar Parikh - KeyBanc Capital Markets - Analyst
Okay. And sorry, last question from my end. With the Time Warner Cable, Comcast potential deal, is there any worry that them going through a potential M&A process could end up weakening or having Time Warner cut back on their CapEx, and that could impact your build plans?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Yes. I think there are a couple of things to note. So we work for both Comcast and Time Warner. In fact, we've worked for Comcast now for 17 years from the time that they went from having 3 or 4 million subscribers to potentially 30 million. And generally, throughout all of those M&A transactions, they have been pretty consistent that as they've gotten larger, they've deployed capital to continue to improve their network and competitive positioning. So we are encouraged with Comcast's involvement with Time Warner.
I think secondly, the Time Warner folks have pretty clearly articulated that while they go through the approval process of the merger, that they had rolled out a three-year plan at the end of January, and they plan to execute against that. And as they noted, it included a significant increase to CapEx. So it is a little hard to see that in a weather-impacted quarter, but we have no reason to believe that they won't do exactly what they've been saying.

Saagar Parikh - KeyBanc Capital Markets - Analyst
Perfect. Thank you.

Operator
Our next question is from Simon Leopold with Raymond James. Please go ahead.

Victor Chu - Raymond James & Associates - Analyst
Hi guys, this is Victor Chu in for Simon Leopold.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Hi, Victor.

Victor Chu - Raymond James & Associates - Analyst
I just want to get a few housekeeping questions out of the way. Can you give us the breakdown for the segments for telco, cable, et cetera?

Drew DeFerrari - Dycom Industries, Inc. - CFO
Sure, Victor. I'll just start by giving you the next five on the customers as well.

Victor Chu - Raymond James & Associates - Analyst
Sure.

Drew DeFerrari - Dycom Industries, Inc. - CFO
Windstream was at number six at 4.6% of revenue. Charter was number seven at 4.4% of revenue. Customer number eight was at 1.8%

of revenue, and this is for a customer who has requested that we not identify them by name. Customer number nine was Frontier at 1.6% of revenue, and customer number ten was Ericsson at 1.4% of revenue. Telco was 62.4% and cable was at 24.6%.

Victor Chu - Raymond James & Associates - Analyst
Great. And the utility and the electric?

Drew DeFerrari - Dycom Industries, Inc. - CFO
Sure. It was at 7.5%.

Victor Chu - Raymond James & Associates - Analyst
Great. Thanks. Thanks for that. I wanted to ask about your guidance for your April quarter. It seems that your sales guidance for the April Quarter has come down from your initial outlook in November, presumably from the weather impact in the beginning of the quarter. But your gross margin continues to imply improvement from the third quarter ’13, so can you just provide some color around the mix there, and what is impacting gross margin, particularly given the especially soft gross margin this quarter?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
As with anything, Victor, there's always a mix shift, and in this particular case, there are shifts toward projects and customers where we see a little better margin opportunities overall in the business. And clearly, the third quarter, particularly when you recall that the quarter starts the last week of January for us, continued to have some weather impacts in February. And a little bit even past our pre-release of February 10th. So I mean we feel good about the margin profile of the business, and given the opportunities with what the growth prospects are in the intermediate term.

Victor Chu - Raymond James & Associates - Analyst
Okay. I mean if the impact was really strictly to weather, wouldn't it be reasonable to expect that the April quarter would reflect unseasonably better growth maybe to reflect catching up?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Well, remember Victor, it includes February. And the other thing is, it's clearly a good question, right. So to the extent that we've had weather impacts at the beginning of the calendar year with customers who have calendar year budgeting, right, for those things that are capital driven, we expect that they'll spend their budgets. So nobody's going to at the end of the year say they didn't spend their capital budget because they got to a slow start because of weather. Seeing where that comes through, throughout the year, we're just going to be conservative on seeing exactly how that plays out, because it does impact their planning process a little bit in the beginning of the year.

The other thing is there is a portion of the business that's maintenance and kind of more economically sensitive. And so we'll just have to see what that does to the first quarter GDP, and how that comes back through in the rest of the year. But on the capital side, the customers will spend their budgets. In fact, as I'm sure you're aware, a number of our cable customers have essentially all raised their capital budgets. So I'm sure they're going to spend it.

Victor Chu - Raymond James & Associates - Analyst
Right. Your head count, I wanted to ask also, declined quite a bit this quarter by nearly 700, but you're emphasizing that fundamental growth remains strong?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
I don't think it declined exactly that much. But it’s a seasonal impact on the business. There was a little bit of rotation between contracts but primarily seasonal.

Victor Chu - Raymond James & Associates - Analyst
Okay. So it’s not a reflection of your outlook or anything like that?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
No.

Victor Chu - Raymond James & Associates - Analyst
Okay. Great. Thanks a lot.

Operator
Next we go to Adam Thalhimer with BB&T Capital Markets. Please go ahead.

Adam Thalhimer - BB&T Capital Markets - Analyst
Good morning guys. Wanted to ask first about slide 12, Steve. It seemed a little bit more bullish about the end market drivers now saying clear signals of an emerging industry-wide consensus. I'm just curious, is there something you're seeing on the engineering side of your business that would lead to that optimism?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
I wouldn't say specifically the engineering, Adam, but if we think back since we last spoke kind of at the end of November, and you think about the number of industry announcements that have focused on expanding capital budgets and expanding 1-gigabit wireline deployments, I just think that we've seen, it has not been surprising to us that the capital spend came out, the guidance from our customers has come out the way it has. Nor that they continue to be focused on significantly increasing bandwidth to residential consumers. So I just think we continue to see confirmation, AT&T last year had announced the Austin project for 1-gigabit fiber-to-the-home. Several months ago they expanded the footprint of that opportunity. We also pay attention to customers like Time Warner, that not only raise CapEx but provide a three-year outlook, so that when you see multi-year plans being articulated, that's a good way to measure confidence and conviction around the spend by our customers. So I just think that the data has pretty universally indicated that opportunities are increasing, and that the consensus around kind of where bandwidth needs to go, continues to head up to 1-gigabit.

Adam Thalhimer - BB&T Capital Markets - Analyst
What are your thoughts on, because every single cable customer that you work for has CapEx up 15% to 20% this year, projected. When do you really start to feel that? What's the timing on that?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Well, there are a couple of things, right. So we're going to see that in project flows. They go through a planning cycle. So it usually doesn't show up the first week of January and this year, with the weather, it certainly didn't. But I think you'll see them accelerate the spend throughout the year, particularly once we get past these weather impacts. There are certainly elements in that CapEx particularly at one customer that are heavily around going all digital and increased CPE deployments, and our subsidiaries in that business have seen that begin to pick up, but we would expect that it would be something that would accelerate throughout the year.

Adam Thalhimer - BB&T Capital Markets - Analyst
I guess because the only thing that confuses me a little bit with your guidance which, for the next two quarters is at or in line, I would say in line with or above consensus, the only thing that surprised me a little bit was just the Q4 revenue guidance of low single-digits. I'm curious is there anything that's holding you back, given that kind of customer CapEx growth?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Yes. I think there, Adam, clearly the headwind to the extent there is a headwind, a tactical headwind in our environment is that you have the stimulus roll-off, and that in the subsidiaries that we acquired in December 2012, they really outperformed our original revenue expectation for the first 12 months post-closing, but we do expect them to settle somewhat as they were more heavily focused on stimulus-related projects. So I just think it is kind of a normal rotation that you see occasionally, although the stimulus that's rolling out in terms of the original magnitude of the spend for folks like ourselves, is certainly going to be much smaller and of shorter duration than the trends that we see more globally throughout the rest of the industry.

Adam Thalhimer - BB&T Capital Markets - Analyst
Okay. Then just lastly for me, I wanted to take one more shot at the engineering side of the business. Are there any big programs that you see coming that we don't know about? Maybe they're just trends like small-cells, something like that?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Clearly, as we noted in our comments, Adam, we have seen some limited pilot surveys for small-cell deployments. I think the technology is still shifting around a little bit. There's absolutely a pretty universal conviction that will be deploying probably latter half of '14 into '15 and accelerating. Because it’s an important part of all of the wireless carrier strategies. So yes, we're seeing opportunities. They are real opportunities. They have specific geographies. They're just not ripe yet to talk about, or to incorporate in a significant way in our future outlook. But there is good reason for us to be optimistic.

Adam Thalhimer - BB&T Capital Markets - Analyst
Okay. Thanks Steve.

Operator
Our next question is from John Rogers with D.A. Davidson. Please go ahead.

John Rogers - D.A. Davidson & Co. - Analyst
Hi, good morning.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Good morning John.

John Rogers - D.A. Davidson & Co. - Analyst
One sort of technical question. Steve, I'm curious, how much of your fiber deployment right now is aerial versus underground?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
It has always been a mix, John. So for the cable TV industry, we've always done both aerial and buried fiber deployments. So we probably have the largest fleet of fiber placing equipment of probably anybody in the country as a single entity. When we did the work for Verizon, and continue to do the work for Verizon around their FIOS program, because the phone companies have different union rules for their own employees, that the vast majority of that was buried. But in terms of having capability around aerial fiber placing and splicing, we have very significant capabilities. In part because the stimulus projects which were largely rural had a pretty significant aerial element to them. So both around fiber placing and splicing in either buried or aerial environments, it’s not a problem.

John Rogers - D.A. Davidson & Co. - Analyst
Okay. But is it roughly equal in terms of work activity right now?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Well it may be equal in terms of mileage placed, but I would say buried is a little bit higher, but clearly the buried construction is more expensive.

John Rogers - D.A. Davidson & Co. - Analyst
Yes.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
So on a dollar value basis, even if the mileage was equal, the buried would be always of a greater revenue value.

John Rogers - D.A. Davidson & Co. - Analyst
And is that changing in the years ahead?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
To the extent that the cable operators push more fiber out, which they're doing with their fiber to businesses, and to the extent that anybody else enters a market on a new basis, then there will be probably a greater proportion of aerial fiber in those situations. Just because it's cheaper in the long run, to the extent that we continue to see folks like AT&T do gigabit deployments, it will really depend on what part of the country you are in, as to what flexibility they have around aerial deployments using outsourced labor versus their own people.

John Rogers - D.A. Davidson & Co. - Analyst
Okay. Thank you. I was curious about that. And then the second question I have is, and this is looking out over the next couple of years. But with the Quanta acquisition now fully absorbed, I believe. Is it logical now that you can sustain 20% gross margins on an annual basis with the kind of market that you're seeing now?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
John, there's nothing structurally in the business that says that the gross margin should not be at that area, to the extent, John, it relates to your first question, to the extent that we can address a broader portion of the market, so including aerial and splicing that is supportive of better margins, it is also supportive of less seasonality. This winter was so cold, it impacted all types of work activities. But when we, in years past, where we had more of our business, particularly with cable operators associated with large aerial deployments of cable, those type of deployments are less seasonally impacted than buried construction for obvious reasons. So yes, the mix shift is helpful. I think the other factor in thinking about it is unlike other deployments in the past, there are more opportunities today where we're also supplying the cable and equipment and miscellaneous hardware, and those generally have gross margins that are slightly less than just labor only. So I think that's the only offsetting mix factor going the other way.

John Rogers - D.A. Davidson & Co. - Analyst
Okay. And then the last question, if I could, is with your expansion, what was it 18 months ago, I can't remember now.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
15 months ago.

John Rogers - D.A. Davidson & Co. - Analyst
Into the wireless business.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Sure.

John Rogers - D.A. Davidson & Co. - Analyst
Are there other opportunities for acquisitions there or is it your intent to continue to grow that organically?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
We did both the acquisition initially in 2010, in late 2010, and then obviously as part of the acquisition from Quanta, we picked up some wireless businesses there. And then we grew organically in our legacy business. And we continue to see opportunities there. It's probably a business where we feel good about the organic opportunities, particularly as Sprint starts looking at this 2.5G opportunity, as well as kind of a rotation away from using OEMs. So I think it will always be a mix, John, just like the rest of our businesses.

John Rogers - D.A. Davidson & Co. - Analyst
Okay. But will we see you as a more significant factor in some of these turf agreements that your competitors talk about?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Well, I mean we're currently a turfing partner with AT&T in four states. That's going well. To grow a business from nothing to in excess of $100 million in 13 or 14 months is a lot of work. So I think as long as we're providing good service, we'll have opportunities not only in what I would call traditional macro cells, but we'll have opportunities around small cells. Quite honestly, as the wireless industry increasingly looks to densification, using small cells, our skill set around fiber placement and splicing is probably going to become ever more relevant to wireless carriers.

John Rogers - D.A. Davidson & Co. - Analyst
Okay. Great. Thanks. I appreciate all of the color.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Alright. Thanks, John.

Operator
Next question is from Noelle Dilts with Stifel.

Noelle Dilts - Stifel Nicolaus - Analyst
Thanks, good morning.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Good morning, Noelle.

Noelle Dilts - Stifel Nicolaus - Analyst
I would like to just expand on this wireless idea a little bit, but first, could you tell us what your wireless revenues were in the quarter?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
It was about 11% of revenue, Noelle, so it was seasonally impacted too. About 11%.

Noelle Dilts - Stifel Nicolaus - Analyst
Okay. You are hearing from some of the competitors out there that resources for tower climbers are pretty tight. And that it is a strained labor environment. Are you increasing the training of your workforce at all, and is that consistent with what you're seeing in the industry?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Quite honestly, Noelle, we're well aware of some of those impacts. We've not had any inability to meet customer needs because of resources. And it may be the parts of the country that we're in, or it may just be that we're an attractive place for both employees and subcontractors, but it has not been an issue in our business.

Noelle Dilts - Stifel Nicolaus - Analyst
Okay. That's helpful. It looked like your DSOs were still kind of a pretty high level in the quarter. As you look forward, do you think there's some room for improvement there? As you move into the fourth quarter and into fiscal '15?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
There are a couple of things going on. As we roll out of the stimulus projects that had retention and other close-out documentation, it is going to take a period of time for us to work through that process. So I think that's just kind of a natural thing as any large program, particularly one that has government funding, works its way through the business that there will be an impact there. To the extent that we see growth with cable operators and others, and on a relative basis have less business in our locating and installation spaces, on a relative basis, the construction, Noelle, will have a little bit higher DSOs, always has. They always pay, but it takes a little longer to get paid. More than the locate and installation businesses which are typically fairly low DSO. It is really more of a mix issue and working through this close-out process on the stimulus projects.

Noelle Dilts - Stifel Nicolaus - Analyst
Okay. I think that I am probably pushing it a little bit here, but just going back to the stimulus headwind, as we look out to fiscal '15, can you give us any help in terms of kind of how you are thinking about quantifying that headwind? As we look out to next year?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
If you think about stimulus on a lagging basis, we have probably got a headwind, Noelle, kind of into '15, of somewhere in the $80 to $100 million, round numbers. But it depends, rotation happens in this business. If rotation happens within the context of much larger opportunities, as those opportunities become evident, the headwind will really just be a source of resources. It won't be a headwind.

Noelle Dilts - Stifel Nicolaus - Analyst
Yes. That makes sense. Thanks.

Operator
Next we go to Alex Rygiel with FBR.

Alex Rygiel - FBR & Co. - Analyst
Thank you. Good morning Steve.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Hi, Alex.

Alex Rygiel - FBR & Co. - Analyst
Could you quantify the weather impact in the second quarter?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
We took a couple of cuts at looking at that, Alex. We would tell you that probably 60% of the revenue was in parts of the country where there were pretty dramatic year-over-year declines in temperature. So it was much more broadly-based than what we've seen in the past.

Alex Rygiel - FBR & Co. - Analyst
Maybe I can ask that a different way. Your organic growth excluding stimulus in the quarter was 4.5%, which was down from 15.5% in the previous quarter. Is all of the difference weather?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
I think generally, weather was the only factor that we could isolate on that was of any significance. Because it’s a comparative question, because in the second quarter fiscal '13, a good portion of the country had no winter. So when you comp the worst winter in a long time against no winter, it has a pretty significant impact.

Alex Rygiel - FBR & Co. - Analyst
And the acquired revenue over the last 12 months was about $530 million. I know that was mostly Quanta and Sage. Definitely ahead of sort of your initial guidance a year and a half ago of about $400 to $450, where was the strength and did the margins of those acquired businesses also surprise you nicely in the upside?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
I think the strength was primarily that the stimulus projects that they had in hand and some other opportunities were stronger than what we expected. It’s still going to be a smaller business looking ahead than it was looking backwards, and you saw that in this quarter. But I think it had a longer tail to some trends that were evident that they were going to decline, but they took longer to decline than what we expected. And yes, I think that the margins were a little bit better than we expected going into the deal. And we've got some opportunities for those businesses. Although at this point, they're really fully integrated, so I kind of really don't think about them as separate businesses on a go-forward basis.

Alex Rygiel - FBR & Co. - Analyst
And lastly, G&A guidance over the next six months seems a little bit high. Can you explain that? And lastly, cash flow from operations in the quarter was very strong. Congratulations. But I kind of thought it could have been a little bit better. Anything I'm missing there besides DSOs as it relates to the stimulus work in cable?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Sure. In terms of the G&A, we had a larger pool of employee equity because we added, 2,200, 2,300 acquired employees. So we have more expense that we're forecasting in the fourth quarter. We've got some other things that we're working on, preparing, kind of at scale for the Company. We also had the Sage business that was acquired part way through the fourth quarter of ‘13 that will be in the G&A for the entirety of the fourth quarter of ‘14. In terms of operating cash flow, Drew?

Drew DeFerrari - Dycom Industries, Inc. - CFO
Hey Alex and I called it out in my comments. In Q2, there are a couple of things that are there. One, is we make our semi-annual interest payment on the notes, which was just about or just under $10 million. The other piece is just making required income tax payments, it is based on a formula where it annualizes the first quarter results which was obviously a good quarter. And so we made income tax payments during the quarter of about $21 million.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
I think the other thing, if you had to look at the Accounts Payable declined about $20 million. And that's just a function of the receivables coming down, and we're going to have a matching that uses cash to relieve payables.

Alex Rygiel - FBR & Co. - Analyst
Very helpful. Thank you very much.

Operator
Our next question is from Christian Schwab with Craig-Hallum Capital Group. Please go ahead.

Christian Schwab - Craig-Hallum Capital Group - Analyst
Great. Thanks for taking my question. Steven, as you look at these future substantial opportunities and these end market drivers here on page 12 that you highlighted, as we've monitored this over the near and immediate term, can you rank those four opportunities in order of what you believe could have the most substantial impact on future revenue?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
So not surprisingly, they're kind of in that order, Christian. If I think for us, given the strength of the Company and our geographic presence in wireline and cable, right, I really think that the opportunities are going to be around fiber deployments. So whether it is for the phone companies that we outlined in the first bullet, or for the cable operators in the second bullet, I think that's it. Now clearly we have some great wireless opportunities. It’s a smaller business. And so those opportunities have less impact against the total. And probably the last bullet point, particularly those around small cells, I think that's kind of an emerging trend where you're going to see carriers talking about, and others talking about the opportunities that provides improved network quality. All of which are services that we can provide to them today.

Christian Schwab - Craig-Hallum Capital Group - Analyst
Great. The rest of my questions were answered. Thank you.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Alright. Thank you, Christian.

Operator
We do have a follow-up from Noelle Dilts. Please go ahead.

Noelle Dilts - Stifel Nicolaus - Analyst
Thanks. I just have a couple of housekeeping questions. First, were there any integration costs associated with the Quanta assets in the quarter?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Yes, Noelle, it was about $700,000.

Noelle Dilts - Stifel Nicolaus - Analyst
Do you expect any going forward?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
At this point, we're not going to call out any integration expenses. There is always going to be something, legal entity work, or some other things we do. But kind of part of the ordinary course.

Noelle Dilts - Stifel Nicolaus - Analyst
Right. And then sorry if I missed this, but did you give the underground facility locating and electrical utility revenue?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Sure.

Drew DeFerrari - Dycom Industries, Inc. - CFO
Sure, Noelle. On the underground facility customers, it was 7.5%. The electrical and other was 5.5%.

Noelle Dilts - Stifel Nicolaus - Analyst
Okay. Great. Thanks.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Thank you.

Operator
We have a question from Alan Mitrani with Sylvan Lake Asset Management. Please go ahead.

Alan Mitrani - Sylvan Lake Asset Management - Analyst
Thank you. Can you point us toward your mid-teens EBITDA margin goals over the next few years? And just explain to us maybe how we're going to get there, whether it's going to be more gross margin leverage, SG&A leverage, revenue leverage, just give us some insight in terms of how you can benefit from this industry uptick?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Sure. So, Alan, as we've talked about before, the first and foremost way you do it is as demand increases, particularly when you have a number of customers from a competitive perspective trying to enhance network capabilities, it gives you an ability to be selective about what you do. Not necessarily just with respect to customer, but part of geography capabilities internally to concentrate on those areas where we're best suited to do the business. Clearly, when you get the revenue opportunity, right, you're going to get leverage on G&A. And the amortization cost that arose out of the acquisition from an EPS perspective. But clearly, it’s always about pricing productivity on the top line, and then leverage and continued efficiency initiatives on the G&A side.

Alan Mitrani - Sylvan Lake Asset Management - Analyst
Okay but to an earlier question that came in, your gross margins haven't been above 20% in what will be almost a decade now. So I guess that becomes the new norm. Do you think with your customers being multiple times the size of you, although not your competitors multiple times the size, that you can get this model back up to 20% gross margins in the near term?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
A couple of things to keep in mind. The material and inventory that's associated with that runs through the P&L is also higher than it ever was ten years ago. So there's a mix element that's associated with that. Clearly, from a demand environment, to the extent that we have a change in consensus, that has always given us greater opportunities than what we probably have seen over the last ten years. Especially the last five, which were the worst recession since the depression. So from my perspective, we're really just going to get back to kind of a demand environment where what we're good at in providing value to customers will be something that they're willing to pay for.

Alan Mitrani - Sylvan Lake Asset Management - Analyst
Okay. I appreciate that insight. And then Drew, on the DSOs, I hear the retention issue, and I have to assume the weather probably hurt you in collecting any sort of receivables this past quarter? Any insight on that?

Steven Nielsen - Dycom Industries, Inc. -President, CEO
Alan, the only thing I would tell you is that to the extent that you're doing punch lists to get retention and final billings approved, we weren't doing many punch list items in North Dakota during the quarter, right. So there's always going to be some weather impact there. The rest of it is probably just more ministerial in that there are just things that need to get done back and forth with the government to get these projects closed out.

Alan Mitrani - Sylvan Lake Asset Management - Analyst
Okay. Thank you.

Operator
We do have a follow-up from Alex Rygiel. Please go ahead.

Alex Rygiel - FBR & Co. - Analyst
Steve, is there any way to quantify what your organic backlog growth is for 12-month backlog year-over-year, excluding stimulus?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Historically, we have not broken it down that way, but clearly, we haven't booked any stimulus in the last year of any significance. So I think you can say whatever was in there, rotated out during the period, and has been replaced by backlog with other customers. I think if you look at kind of our top five customers, and saw a growth there of 11% in a quarter, once again, in a quarter that was comping a winter versus no winter. Clearly that growth in those top five customers is backed up by backlog.

Alex Rygiel - FBR & Co. - Analyst
Thank you.

Operator
And with that, no further questions in queue.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Okay. Well we thank everybody for taking the time to participate in the call today. And we look forward to speaking with you again the week before Memorial Day on our April quarter results. Thank you.

Operator
Ladies and gentlemen, that does conclude your conference. Thank you for your participation. You may now disconnect.